Exhibit 99.1

FOR IMMEDIATE RELEASE

INVESTOR CONTACT:	MEDIA CONTACT:
Ken Gosnell	Carla Burigatto
(856) 342-6081	(856) 342-3737
ken_gosnell@campbellsoup.com	carla_burigatto@campbellsoup.com

CAMPBELL RAISES FULL-YEAR EARNINGS GUIDANCE FOR FISCAL 2016;
EXPECTS RESULTS FOR SECOND QUARTER TO BE STRONGER THAN ANTICIPATED;
INCREASES 3-YEAR COST SAVINGS TARGET TO $300 MILLION

CAMDEN, N.J., Feb. 16, 2016-Campbell Soup Company (NYSE:CPB) today announced that the company is raising its full-year earnings guidance for fiscal 2016, based on better-than-expected results for the second quarter.

Fiscal 2016 Guidance
For the full fiscal year, Campbell still expects the year-over-year change in net sales to be in the range of -1 to 0 percent. The company now expects adjusted Earnings Before Interest and Taxes (EBIT) to increase by 10 to 13 percent (previously 4 to 7 percent), and adjusted Earnings Per Share (EPS) to increase by 9 to 12 percent (previously 4 to 7 percent), or $2.88 to $2.96 per share. This guidance includes the impact of currency translation, which is now estimated to have a 2 percentage point negative impact (previously negative 3 percentage points), as well as the 1 percentage point positive impact of the Garden Fresh Gourmet acquisition.

($ in millions, except per share)	Fiscal 2015 Results	Estimated Currency Translation Impact	Garden Fresh Gourmet Acquisition	Revised 2016 Guidance

Net Sales	$8,082	-2 pts	+1 pt	-1 to 0%

Adjusted EBIT*	$1,316	-2 pts	+1 pt	+10 to +13%

Adjusted EPS*	$2.65	-2 pts	—	+9 to +12%
		-$0.06		$2.88 to $2.96

* Adjusted - see non-GAAP reconciliation.

The changes in guidance for adjusted EBIT and adjusted EPS are due primarily to Campbell’s improved gross margin performance and cost savings. The company’s three-year cost savings initiative is delivering better-than-expected results. As a result, Campbell is increasing its savings target from $250 million to $300 million, which it expects to achieve by the close of fiscal 2018. The company now expects $120 million to $140 million in incremental savings from these cost reduction initiatives in fiscal 2016, compared to its previous estimate of $80 million to $100 million.

Preliminary Second-Quarter Results
Campbell will report its results for the second fiscal quarter ended Jan. 31, 2016, on Thursday, Feb. 25. The company estimates that reported net sales for the second quarter will decline by approximately 1 percent reflecting the negative impact of currency translation, partly offset by the acquisition of Garden Fresh Gourmet. Organic net sales are expected to be comparable to the prior year. The company estimates that second-quarter adjusted EBIT will increase by approximately 26 percent, due primarily to improved gross margin performance and cost savings. Adjusted EPS for the quarter is estimated at approximately $0.87 per share.

	Three Months Ended
($ in millions, except per share)
	Jan. 31, 2016*	Feb 1, 2015	% Change
Net Sales
As Reported (GAAP)	$2,201	$2,234	(1)%
Organic			—%
Earnings Before Interest and Taxes
As Reported (GAAP)	$414	$337	23%
Adjusted	$423	$337	26%
Diluted Earnings Per Share
As Reported (GAAP)	$0.85	$0.71	20%
Adjusted	$0.87	$0.71	23%

* Estimated Results
A detailed reconciliation of the reported financial information to the adjusted financial information is included at the end of this news release.

In connection with its release of second-quarter results, the company will conduct a conference call on Thursday, Feb. 25, beginning at 8:30 a.m. Eastern Standard Time.

About Campbell Soup Company
Campbell (NYSE:CPB) is driven and inspired by our Purpose, “Real food that matters for life’s moments.” We make a range of high-quality soups and simple meals, beverages, snacks and packaged fresh foods. For generations, people have trusted Campbell to provide authentic, flavorful and readily available foods and beverages that connect them to each other, to warm memories and to what’s important today. Led by our iconic Campbell’s brand, our portfolio includes Pepperidge Farm, Bolthouse Farms, Arnott’s, V8, Swanson, Pace, Prego, Plum, Royal Dansk, Kjeldsens and Garden Fresh Gourmet. Founded in 1869, Campbell has a heritage of giving back and acting as a good steward of the planet’s natural resources. The company is a member of the Standard & Poor’s 500 and the Dow Jones Sustainability Indexes. For more information, visit www.campbellsoupcompany.com or follow company news on Twitter via @CampbellSoupCo. To learn more about how we make our food and the choices behind the ingredients we use, visit www.whatsinmyfood.com.

Forward-Looking Statements
This release contains “forward-looking statements” that reflect the company’s current expectations about the impact of its future plans and performance on the company’s business or financial results. These forward-looking statements, including the statements made regarding sales, EBIT and EPS guidance for fiscal 2016 and annual cost-savings targets, rely on a number of assumptions and estimates that could be inaccurate and which are subject to risks and uncertainties. The factors that could cause the company’s actual results to vary materially from those anticipated or expressed in any forward-looking statement include (1) the company’s ability to manage organizational change effectively; (2) the company’s ability to realize projected cost savings and benefits from its efficiency programs; (3) the impact of strong competitive responses to the company’s efforts to leverage its brand power in the market; (4) the impact of changes in consumer demand for the company’s products; (5) the risks associated with trade and consumer acceptance of the company’s initiatives, including its trade and promotional programs; (6) the practices, including changes to inventory practices, and increased significance of certain of the company’s key trade customers; (7) the impact of fluctuations in the supply or costs of energy and raw and packaging materials; (8) the impact of portfolio changes; (9) the uncertainties of litigation; (10) the impact of changes in currency exchange rates, tax rates, interest rates, debt and equity markets, inflation rates, economic conditions and other external factors; (11) the impact of unforeseen business disruptions in one or more of the company’s markets due to political instability, civil disobedience, armed hostilities, natural disasters or other calamities; and (12) other factors described in the company’s most recent Form 10-K and subsequent Securities and Exchange Commission filings. The company disclaims any obligation or intent to update the forward-looking statements in order to reflect events or circumstances after the date of this release.
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Reconciliation of GAAP to Non-GAAP Financial Measures
Campbell Soup Company uses certain non-GAAP financial measures as defined by the Securities and Exchange Commission in certain communications. These non-GAAP financial measures are measures of performance not defined by accounting principles generally accepted in the United States and should be considered in addition to, not in lieu of, GAAP reported measures.
Organic Net Sales
The company believes that organic net sales, which exclude the impact of currency and acquisitions, improves the comparability of year-to-year results. A reconciliation of net sales to organic net sales follows.

Three Months Ended
	January 31, 2016*				February 1, 2015	% Change
(millions)	Net Sales	Impact of Currency	Impact of Acquisitions	Organic Net Sales	Net Sales	Net Sales	Organic Net Sales
Total	$2,201	$55	$(25)	$2,231	$2,234	(1)%	—%
*Estimated Results
Items Impacting Earnings
The company believes that financial information excluding certain transactions that are not considered to be part of the ongoing business improves the comparability of year-to-year results. Consequently, the company believes that investors may be able to better understand its earnings results excluding these transactions.

The following items impacted earnings:

(1)
In fiscal 2016, the company changed the method of accounting for the recognition of actuarial gains and losses for defined benefit pension and postretirement plans and the calculation of expected return on pension plan assets. Historically, actuarial gains and losses associated with benefit obligations were recognized in Accumulated other comprehensive loss in the Consolidated Balance Sheets and were amortized into earnings over the remaining service life of participants to the extent that the amounts were in excess of a corridor. Under the new policy, actuarial gains and losses will be recognized immediately in the Consolidated Statements of Earnings as of the measurement date, which is typically the end of the fiscal year, or more frequently if an interim remeasurement is required. In addition, the company will no longer use a market-related value of plan assets, which is an average value, to determine the expected return on assets but rather will use the fair value of plan assets. The company excludes the impact of the mark-to-market adjustments resulting from these accounting changes in evaluating performance. These changes in accounting policy have been retrospectively applied to all periods presented. In the second quarter of fiscal 2016, the company incurred a pre-tax gain of $7 million in Costs and expenses ($4 million after tax, or $.01 per share) due to mark-to-market adjustments. For the year ended August 2, 2015, the company incurred pre-tax charges of $138 million in Costs and expenses ($87 million after tax, or $.28 per share) due to mark-to-market adjustments.

(2)
In fiscal 2015, the company implemented a new enterprise design and initiatives to reduce costs and to streamline its organizational structure. In the second quarter of fiscal 2016, the company recorded pre-tax restructuring charges of $12 million related to these initiatives. The company also incurred pre-tax charges of $7 million recorded in Administrative expenses related to these initiatives. In the second quarter of fiscal 2016, the company also recorded a reduction to pre-tax restructuring charges of $3 million related to the fiscal 2014 initiative to improve supply chain efficiency in Australia. The aggregate after-tax impact of restructuring charges, implementation costs and other related costs was $10 million, or $.03 per share. For the year ended August 2, 2015, the company recorded pre-tax restructuring charges of $102 million related to the fiscal 2015 initiatives. The company also incurred pre-tax charges of $22 million recorded in Administrative expenses related to these initiatives. The aggregate after-tax impact of restructuring charges and implementation costs was $78 million, or $.25 per share.

The following tables reconcile financial information, presented in accordance with GAAP, to financial information excluding certain transactions:

	Three Months Ended
(millions, except per share amounts)	January 31, 2016*	February 1, 2015	Percent Change
Earnings before interest and taxes, as reported	$414	$337
Deduct: Pension and postretirement benefit mark-to-market adjustments (1)	(7)	—
Add: Restructuring charges, implementation costs and other related costs (2)	16	—
Adjusted Earnings before interest and taxes	$423	$337	26%
Interest, net, as reported	$27	$25
Adjusted Earnings before taxes	$396	$312
Taxes on earnings, as reported	$122	$90
Deduct: Tax expense from pension and postretirement benefit mark-to-market adjustments (1)	(3)	—
Add: Tax benefit from restructuring charges, implementation costs and other related costs (2)	6	—
Adjusted Taxes on earnings	$125	$90
Adjusted effective income tax rate	31.6%	28.8%
Net earnings attributable to Campbell Soup Company, as reported	$265	$222
Deduct: Net adjustment from pension and postretirement benefit mark-to-market adjustments (1)	(4)	—
Add: Net adjustment from restructuring charges, implementation costs and other related costs (2)	10	—
Adjusted Net earnings attributable to Campbell Soup Company	$271	$222	22%
Weighted average shares outstanding - assuming dilution	312	314
Diluted net earnings per share attributable to Campbell Soup Company, as reported	$.85	$.71
Deduct: Net adjustment from pension and postretirement benefit mark-to-market adjustments (1)	(.01)	—
Add: Net adjustment from restructuring charges, implementation costs and other related costs (2)	.03	—
Adjusted Diluted net earnings per share attributable to Campbell Soup Company	$.87	$.71	23%
*Estimated Results

Year Ended
(millions, except per share amounts)	August 2, 2015
Earnings before interest and taxes, as reported	$1,054
Add: Pension and postretirement benefit mark-to-market adjustments (1)	138
Add: Restructuring charges and implementation costs (2)	124
Adjusted Earnings before interest and taxes	$1,316
Interest, net, as reported	$105
Adjusted Earnings before taxes	$1,211
Taxes on earnings, as reported	$283
Add: Tax benefit from pension and postretirement benefit mark-to-market adjustments (1)	51
Add: Tax benefit from restructuring charges and implementation costs (2)	46
Adjusted Taxes on earnings	$380
Adjusted effective income tax rate	31.4%
Net earnings attributable to Campbell Soup Company, as reported	$666
Add: Net adjustment from pension and postretirement benefit mark-to-market adjustments (1)	87
Add: Net adjustment from restructuring charges and implementation costs (2)	78
Adjusted Net earnings attributable to Campbell Soup Company	$831
Diluted net earnings per share attributable to Campbell Soup Company, as reported	$2.13
Add: Net adjustment from pension and postretirement benefit mark-to-market adjustments (1)	.28
Add: Net adjustment from restructuring charges and implementation costs (2)	.25
Adjusted Diluted net earnings per share attributable to Campbell Soup Company*	$2.65
*The sum of the individual per share amounts may not add due to rounding.